DIVERSIFIED PHARMACEUTICAL SERVICES, INC. AND SUBSIDIARY
         (A WHOLLY OWNED SUBSIDIARY OF SMITHKLINE BEECHAM CORPORATION)

                              FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 1997 AND 1998 AND
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998



                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder of
Diversified Pharmaceutical Services, Inc.:

     In our opinion, the accompanying balance sheets and the related statements of operations, stockholder's equity and cash flows, after the restatements described in Notes 2 and 12, with which we concur, present fairly, in all material respects, the financial position of Diversified Pharmaceutical Services, Inc. and subsidiary (the "Company"), wholly owned by SmithKline Beecham Corporation, at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
Minneapolis, Minnesota
February 26, 1999, except
Note 12 for which the date
is March 1, 1999


            DIVERSIFIED PHARMACEUTICAL SERVICES, INC. AND SUBSIDIARY

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1997 AND 1998


                                                      1997              1998
                                                 --------------    --------------
ASSETS
Cash...........................................  $      618,859    $    1,685,600
Receivables:
  SmithKline Beecham Corporation...............     343,589,242       371,827,141
  Accounts receivable, net.....................      81,452,718        82,746,292
                                                 --------------    --------------
     Total receivables.........................     425,041,960       454,573,433
Deferred tax asset.............................       1,400,000         1,880,237
Other current assets...........................       2,510,254         1,968,869
                                                 --------------    --------------
     Total current assets......................     429,571,073       460,108,139
Investment in joint venture....................       8,534,000         6,610,471
Furniture and equipment, net...................      13,505,083        14,910,412
Internal use software, net.....................              --        12,482,501
Goodwill and intangible assets, net............   1,998,439,000       832,497,469
Notes receivable...............................         511,597           511,597
Deferred tax asset.............................      42,029,677       430,374,187
                                                 --------------    --------------
     Total assets..............................  $2,492,590,430    $1,757,494,776
                                                 ==============    ==============
LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
  Rebates and pharmacy claims payable..........     206,053,314       191,726,763
  Accrued expenses.............................      52,876,383        51,779,710
  Deferred revenues............................       1,384,873         1,374,076
                                                 --------------    --------------
     Total current liabilities.................     260,314,570       244,880,549
Commitments and contingencies
Stockholder's equity:
  Common stock, $.01 par value; 1,000 shares
     authorized, 100 shares issued and
     outstanding...............................               1                 1
  Additional paid-in capital...................   2,108,416,415     2,110,981,415
  Retained earnings (Accumulated deficit)......     123,859,444      (598,367,189)
                                                 --------------    --------------
     Total stockholder's equity................   2,232,275,860     1,512,614,227
                                                 --------------    --------------
     Total liabilities and stockholder's
       equity..................................  $2,492,590,430    $1,757,494,776
                                                 ==============    ==============

The accompanying notes are an integral part of the financial statements.


            DIVERSIFIED PHARMACEUTICAL SERVICES, INC. AND SUBSIDIARY

                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998


                                           1996           1997            1998
                                       ------------   ------------   ---------------
Net revenues.........................  $692,046,016   $228,616,730   $   214,848,958
                                       ------------   ------------   ---------------
Operating expenses:
  Pharmacy claims, net...............   490,370,203     58,685,047           548,258
  Other selling, general and
     administrative..................   155,947,282    146,839,849       154,335,922
  Depreciation and amortization......    78,791,400     79,149,287        80,141,066
  Cost of pharmaceutical
     distribution....................    48,466,917             --                --
  Write down of assets...............            --             --     1,092,183,531
                                       ------------   ------------   ---------------
     Total operating expenses........   773,575,802    284,674,183     1,327,208,777
                                       ------------   ------------   ---------------
Operating loss.......................   (81,529,786)   (56,057,453)   (1,112,359,819)
Gain on transfer of subsidiary net
  assets to joint venture............    19,849,000             --                --
Equity in loss of joint venture......      (631,480)    (4,200,231)       (1,923,529)
Royalty income (Note 2)..............       695,054      4,010,792         3,231,968
Other income.........................       432,087             --                --
                                       ------------   ------------   ---------------
  Loss before income taxes...........   (61,185,125)   (56,246,892)   (1,111,051,380)
Benefit for income taxes.............    21,047,574     20,960,217       388,824,747
                                       ------------   ------------   ---------------
Net loss.............................  $(40,137,551)  $(35,286,675)  $  (722,226,633)
                                       ============   ============   ===============

The accompanying notes are an integral part of the financial statements.


            DIVERSIFIED PHARMACEUTICAL SERVICES, INC. AND SUBSIDIARY

                       STATEMENTS OF STOCKHOLDER'S EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998


                                                                        RETAINED
                                    COMMON STOCK       ADDITIONAL       EARNINGS
                                   ---------------      PAID-IN       (ACCUMULATED
                                   SHARES   AMOUNT      CAPITAL         DEFICIT)          TOTAL
                                   ------   ------   --------------   -------------   --------------
Balances, December 31, 1995......   100       $1     $2,105,981,415   $ 199,283,670   $2,305,265,086
Net loss.........................             --                 --     (40,137,551)     (40,137,551)
Allocation of expenses paid by SB
  Corp (Note 12).................             --          1,286,000              --        1,286,000
                                    ---       --     --------------   -------------   --------------
Balances, December 31, 1996......   100        1      2,107,267,415     159,146,119    2,266,413,535
Net loss.........................             --                 --     (35,286,675)     (35,286,675)
Allocation of expenses paid by SB
  Corp (Note 12).................             --          1,149,000              --        1,149,000
                                    ---       --     --------------   -------------   --------------
Balances, December 31, 1997......   100        1      2,108,416,415     123,859,444    2,232,275,860
Net loss.........................             --                 --    (722,226,633)    (722,226,633)
Allocation of expenses paid by SB
  Corp (Note 12).................             --          2,565,000              --        2,565,000
                                    ---       --     --------------   -------------   --------------
Balances, December 31, 1998......   100       $1     $2,110,981,415   $(598,367,189)  $1,512,614,227
                                    ===       ==     ==============   =============   ==============

The accompanying notes are an integral part of the financial statements.


            DIVERSIFIED PHARMACEUTICAL SERVICES, INC. AND SUBSIDIARY

                            STATEMENTS OF CASH FLOWS
                          INCREASE (DECREASE) IN CASH
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998


                                                    1996            1997            1998
                                                -------------   ------------   --------------
Operating activities:
  Net loss....................................  $ (40,137,551)  $(35,286,675)  $ (722,226,633)
  Adjustments to reconcile net loss to net
     cash provided by operating activities:
     Deferred income taxes....................    (21,047,574)   (20,960,217)    (388,824,747)
     Allocation of expenses paid by SB Corp...      1,286,000      1,149,000        2,565,000
     Depreciation and amortization............     78,791,400     79,149,287       80,141,066
     Provision for bad debts..................      1,157,416        150,679        1,891,782
     Loss on disposal of furniture and
       equipment..............................        269,150             --        1,355,731
     Write down of assets.....................             --             --    1,092,183,531
     Net gain on transfer of subsidiary net
       assets to joint venture................    (19,849,000)            --               --
     Equity in loss of joint venture..........        631,480      4,200,231        1,923,529
     Changes in assets and liabilities, net of
       effects of assets transferred to joint
       venture:
     Accounts receivable......................    (17,410,844)   134,433,011       (3,185,356)
     Other current assets.....................     (3,675,967)     1,441,311          541,385
     Pharmacy claims and rebates payable......    128,821,042    (82,869,288)     (14,326,551)
     Accrued expenses.........................      2,858,448     13,575,278       (1,096,673)
     Deferred revenues........................    (23,085,416)    (2,504,104)         (10,797)
                                                -------------   ------------   --------------
     Net cash provided by operating
       activities.............................     88,608,584     92,478,513       50,931,267
                                                -------------   ------------   --------------
Investing activities:
  Increase in receivable from SmithKline
     Beecham Corporation......................   (103,708,181)   (88,017,729)     (28,237,899)
  Purchase of furniture and equipment, net of
     effects of assets transferred to joint
     venture..................................    (12,081,717)    (1,390,225)      (7,801,578)
  Proceeds received in connection with
     establishing joint venture...............     29,214,000             --               --
  Contribution to joint venture...............     (1,500,000)    (2,500,000)              --
  Issuance of notes receivable................             --       (511,597)              --
  Internal use software costs.................             --             --      (14,130,045)
  Proceeds received on disposal of furniture
     and equipment............................             --             --          304,996
                                                -------------   ------------   --------------
     Net cash used in investing activities....    (88,075,898)   (92,419,551)     (49,864,526)
                                                -------------   ------------   --------------
Net increase in cash..........................        532,686         58,962        1,066,741
Cash, as of beginning of year.................         27,211        559,897          618,859
                                                -------------   ------------   --------------
Cash, as of end of year.......................  $     559,897   $    618,859   $    1,685,600
                                                =============   ============   ==============


The accompanying notes are an integral part of the financial statements.


            DIVERSIFIED PHARMACEUTICAL SERVICES, INC. AND SUBSIDIARY

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND BACKGROUND:

     Diversified Pharmaceutical Services, Inc. (Diversified) is a wholly owned subsidiary of SmithKline Beecham Corporation (SB Corp). SB Corp is a wholly owned subsidiary of SmithKline Beecham plc (SB plc). Diversified's services ,which are all in a single operating segment, include the establishment of a pharmacy provider network, installation and operation of a pharmacy claims processing system, establishment and administration of a manufacturer rebate program with respect to brand-name prescription drug products, and maintenance of a prescription information database. In addition, Diversified provides drug formulary development and maintenance along with maximum allowable costs (MAC) lists for generic drugs. Diversified also assists its clients in utilization management. From March 6, 1995 to October 28, 1996, Diversified's services also included dispensing (through a wholly owned subsidiary, Diversified Prescription Delivery, a mail service pharmacy subsidiary) medications and products to patients for outpatient usage. On February 9, 1999, SB Corp entered into an agreement to sell Diversified (see note 11).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION:

Financial Statements:

     On May 27, 1994, SB Corp acquired the common stock of Diversified from United Healthcare Corporation (UHC) for $2.3 billion in cash (the Acquisition). Identifiable intangible assets, primarily existing customer relationships, of approximately $0.4 billion recorded in connection with the Acquisition are being amortized over their estimated useful lives ranging from 5 to 16 years. Goodwill of approximately $1.8 billion recorded in connection with the Acquisition is being amortized over 40 years.

     The financial statements as of December 31, 1997 and for the years ended December 31, 1997 and 1996, have been restated to reflect the historical cost basis of SB Corp and give effect to the impact of purchase accounting as a result of the Acquisition. Previously issued financial statements do not give effect to the Acquisition. The restatement resulted in an increase in total equity of $2,147,376,886, $2,094,216,360 and $2,039,416,427 at December 31,
1995, 1996 and 1997, respectively, and a decrease in net income of $46,682,933 in both 1997 and 1996.

     In connection with the Acquisition, Diversified and SB Corp entered into a six-year cooperation agreement with UHC, under which UHC will provide certain data and provide support for outcomes research and other services. UHC will receive a fixed percentage of Diversified's total annual formulary-managed drug expenditures as a fee under this agreement. Such fees, included in other selling, general and administrative expenses, were approximately $27.0 million, $28.0 million and $33.8 million in 1996, 1997 and 1998, respectively. In addition, UHC agreed to use Diversified as the pharmacy benefit manager for all of UHC's health plans for the term of the aforementioned cooperation agreement.

Acquisition of DPD:

     On March 6, 1995, Diversified acquired all the common stock of Prescription Delivery Services, a mail service pharmacy provider for approximately $15.0 million in cash. In connection with this acquisition, SB Corp made a capital contribution of $15.0 million to

            DIVERSIFIED PHARMACEUTICAL SERVICES, INC. AND SUBSIDIARY

     Diversified to fund the purchase of the net assets of Prescription Delivery Services. The acquired entity was subsequently named Diversified Prescription Delivery (DPD), and was reported as a wholly owned subsidiary of Diversified.

DPD Joint Venture:

     On October 28, 1996, Diversified entered into an agreement (the Agreement) with another entity (the joint owner) to form and to jointly own and operate a limited liability company to engage in the mail service pharmacy business. The name of the new company is Diversified Prescription Delivery L.L.C. (the Joint Venture). Concurrent with the execution of the Agreement, Diversified transferred all the assets and liabilities of DPD plus $1.5 million of cash to the Joint Venture. Simultaneously, the joint owner transferred certain contracts, bids and liabilities plus $30.7 million of cash to the Joint Venture. In accordance with the terms of the Limited Liability Company Agreement, the Joint Venture then paid $29.2 million of cash to Diversified. Diversified and the joint owner share management control and profits or losses equally. In substance, Diversified sold half of its interest in the net assets of DPD to the joint owner for $29.2 million and, accordingly, recorded a gain on the transfer of subsidiary net assets to the Joint Venture of $19.8 million.

     The Diversified investment in this Joint Venture is being accounted for using the equity method of accounting. Diversified's 50% share of the net losses of the Joint Venture for the period from October 28, 1996 through December 31, 1996 and for the years ended December 31, 1997 and 1998, have been included in equity in loss of joint venture on the statements of operations.

     On October 28, 1996, Diversified also entered into a Trademark License Agreement and a Royalty Agreement with the Joint Venture to allow it to use certain trademarks owned by Diversified. Pursuant to this Trademark License Agreement, the Joint Venture has agreed to pay Diversified between 2 and 4 percent of certain revenues, as defined.

     Unaudited condensed financial information of the Joint Venture as of December 31, 1997 and 1998 and for the years then ended is summarized below (in thousands):

                                                      1997       1998
                                                     -------    -------
Current assets.....................................  $12,081    $15,587
Noncurrent assets..................................   16,043     11,270
Current liabilities................................   10,033      5,901
Members' equity....................................   17,068     13,221
DPD net loss.......................................    8,400      3,847


     DPD's net loss for the period from October 28, 1996 through December 31, 1996 was approximately $1,263,000.

FURNITURE AND EQUIPMENT:

     Furniture, fixtures and computer equipment are recorded at cost. The cost of additions and improvements are capitalized, while maintenance and repairs are expensed as incurred.

            DIVERSIFIED PHARMACEUTICAL SERVICES, INC. AND SUBSIDIARY

     Depreciation is provided for using the straight-line method over the following estimated useful lives:


Furniture and fixtures............................  5 - 10 years
Computer equipment................................       3 years


     Leasehold improvements are stated at cost. These amounts are amortized over the estimated useful life of leasehold improvements or the remaining term of the lease, whichever is shorter.

INTERNAL USE SOFTWARE:

     Software development costs are costs incurred in connection with the development of computer software applications to support management services provided by Diversified. Such costs, which include dedicated staff costs and third party costs pursuant to the development of computer software applications, are amortized over their estimated useful lives of four years, beginning when the related application has been implemented.

     Effective January 1, 1998, Diversified has adopted the provisions of Statement of Position 98-1, "Accounting for the Costs of Computer Software
Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software and provides guidance for determining whether computer software is for internal use. All software development costs incurred in 1996 and 1997 totaling approximately $16.0 million and $13.9 million, respectively, were expensed. During 1998, approximately $14.1 million of internal use software development costs were capitalized pursuant to SOP 98-1.

REBATES PAYABLE:

     Rebates payable represent amounts due to customers who participate in Diversified's drug manufacturer rebate programs. These amounts are distributed to customers periodically according to contracts and allocation schedules established by Diversified. The estimates of the resulting liability is continually reviewed and updated, and any adjustments resulting therefrom are reflected in current operations.

REVENUE AND EXPENSE RECOGNITION:

     Diversified  provides pharmacy benefit management  services as described in
Note 1 to numerous customers throughout the United States.

     Pharmacy Services -- Pharmacy service revenues are received from customers for providing pharmacy benefits on a guaranteed total cost (capitated) basis. These revenues are recognized either on a per claim basis or per member, per month basis over the life of the contract period. Revenues from certain pharmacy services billed one month prior to service delivery are deferred until the next month. As of December 31, 1998, there were no capitated contracts outstanding.

     Management Services -- Management services revenues include administrative fees for services provided to customers and drug manufacturers.

            DIVERSIFIED PHARMACEUTICAL SERVICES, INC. AND SUBSIDIARY

     Management services to customers include pharmacy claims processing and other administrative services provided on a fee for service basis. Revenues relating to these services are recognized according to the terms of the applicable contracts, either on a per claim basis or per member, per month basis. Amounts received from customers and paid out by Diversified for pharmacy claims reimbursements, other than those under capitated arrangements, are excluded from revenues and expenses.

     Management services provided to drug manufacturers include various services relating to administration of the manufacturer rebate program. Revenues relating to these services are recognized as earned based on detailed drug utilization data. Rebates payable to customers in accordance with the applicable contracts are excluded from revenues and expenses.

     Pharmaceutical   Distribution  --  Pharmaceutical   distribution   revenues
represent mail service pharmacy revenues earned prior to October 28, 1996 that were recognized when medication and products were shipped.

     Pharmacy Claims Expense -- Pharmacy claims expense includes claims paid, claims in process and pending, and estimated unreported claims and charges by pharmacies for services rendered to enrolled members under capitation arrangements during the period.

     Cost of Pharmaceutical Distribution -- Cost of pharmaceutical distribution includes the costs of medication and products distributed through the mail service pharmacy operations prior to October 28, 1996. Such costs were recognized when medication and products were shipped.

RECEIVABLE FROM SB CORP:

     Diversified participates in SB Corp's consolidated cash pool whereby SB Corp sweeps Diversified's cash accounts on a daily basis in accordance with SB Corp cash management practices.

ACCOUNTS RECEIVABLE:

     Accounts receivable, including unbilled amounts, represent amounts due from manufacturers for administrative fees and rebates payable under Diversified's rebate program and customer fee for service receivables. At December 31, 1997 and 1998, unbilled accounts receivable were $19.1 million and $32.9 million, respectively.

INCOME TAXES:

     Diversified's operating results are included in the consolidated federal income tax return of SB Corp. However, for financial reporting purposes, Diversified's provision (benefit) for income taxes are computed on a separate entity basis. Income tax expense (benefit) represents the taxes that would have been payable (receivable) for the year and the change in deferred tax assets and liabilities during the year.

     Deferred income taxes are recorded to reflect the tax consequences in future years of differences between tax basis of assets and liabilities and their financial reporting amounts at year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

            DIVERSIFIED PHARMACEUTICAL SERVICES, INC. AND SUBSIDIARY

USE OF ESTIMATES:

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The most significant areas which require the use of management estimates relate to manufacturer agreements and related accounts receivable. Recognition of such revenues requires the use of estimated pharmaceutical and fulfillment volumes and mix data, until actual volume and mix data becomes available. Changes in estimated 1995 pharmacy and management service revenues recorded in 1996 resulted in a $24.5 million reduction in 1996 net revenues. Other significant areas which require the use of management estimates include the allowance for uncollectible accounts receivable and the estimated useful life of identifiable intangibles, internal use software and goodwill.

3.  SELECTED BALANCE SHEET INFORMATION:

     Accounts receivable, net consisted of the following:



                                                 1997           1998
                                              -----------    -----------
Accounts receivable.........................  $82,879,783    $84,892,951
Allowance for doubtful accounts.............   (1,427,065)    (2,146,659)
                                              -----------    -----------
  Accounts receivable, net..................  $81,452,718    $82,746,292
                                              ===========    ===========


     Furniture and equipment consisted of the following:

                                                 1997           1998
                                             ------------    -----------
Furniture and fixtures.....................  $ 10,893,684    $13,189,431
Computer equipment and purchased
  software.................................    10,059,836      6,695,083
Leasehold improvements.....................     5,213,657      2,914,698
Construction in progress...................            --        638,026
                                             ------------    -----------
                                               26,167,177     23,437,238
Less accumulated depreciation and
  amortization.............................   (12,662,094)    (8,526,826)
                                             ------------    -----------
  Furniture and equipment, net.............  $ 13,505,083    $14,910,412
                                             ============    ===========


     Internal use software, net consisted of the following:


                                                 1997           1998
                                              -----------    -----------
Internal use software.......................  $        --    $14,130,045
Less accumulated amortization...............           --     (1,647,544)
                                              -----------    -----------
  Internal use software, net................  $        --    $12,482,501
                                              ===========    ===========

            DIVERSIFIED PHARMACEUTICAL SERVICES, INC. AND SUBSIDIARY

     Goodwill and intangibles, net consisted of the following:


                                              1997              1998
                                         --------------    --------------
Customer List..........................  $  400,000,000    $  400,000,000
Acquired internally developed
  software.............................      12,500,000        12,500,000
Databank software......................       4,000,000         4,000,000
Goodwill...............................   1,850,230,000       758,046,469
                                         --------------    --------------
                                          2,266,730,000     1,174,546,469
Accumulated amortization...............    (268,291,000)     (342,049,000)
                                         --------------    --------------
Net balance............................  $1,998,439,000    $  832,497,469
                                         ==============    ==============


     Amortization related to these intangibles and goodwill, excluding the $1,092,183,531 write-down of goodwill discussed in Note 11, was $73,758,000 for each of the three years in the period ended December 31, 1998.

4.  RELATED PARTY TRANSACTIONS:

     Diversified provided SB Corp with pharmacy benefit management services in connection with its self-funded health plan in 1996, 1997 and 1998. Related revenues for these services were $305,855, $234,923 and $269,017 in 1996, 1997 and 1998, respectively. SB Corp participates in Diversified's drug manufacturers rebate program on terms similar to other participating manufacturers. Amounts paid or payable by SB Corp under the program totaled approximately $10,400,000, $7,900,000 and $7,200,000 in 1996, 1997 and 1998, respectively. In addition, SB participates in utilization management programs on terms similar to other participating manufacturers offered to Diversified's customers. Total revenue from SB Corp related to the utilization management programs was $77,250 and $810,000 in 1997 and 1998 respectively. No such revenues were generated by Diversified in 1996. SB also purchases certain drug information products from Diversified. These products provide manufacturers timely information about drug utilization. Revenue from SB Corp for these information products was $5,000 and $1,203,369 in 1997 and 1998, respectively. No such revenues were generated by Diversified in 1996. Included in accounts receivable is $4,267,454 and $1,910,694 from SB Corp as of December 31, 1997 and 1998, respectively.

     Corporate services, overhead and other expenses are charged to Diversified by SB Corp and to SB Corp by Diversified wherever possible on a direct basis, such as resource usage or dedicated support percentage. The net expense from these charges was approximately $5,100,000, $600,000 and $1,300,000 in 1996,
1997 and 1998, respectively, and are included in selling, general and administrative expenses in the accompanying statements of operations.

     Diversified incurred pharmacy claims expense of $5,198,749 in 1996 related to Diversified Prescription Delivery L.L.C. for services performed for one of Diversified's customers. Diversified paid on behalf of Diversified Prescription Delivery L.L.C. disbursements of $1,326,249, $1,720,911 and $1,231,005 in 1996,
1997 and 1998, respectively, consisting of salaries, benefits, and other services. Such amounts are billed to

            DIVERSIFIED PHARMACEUTICAL SERVICES, INC. AND SUBSIDIARY

     Diversified Prescription Delivery L.L.C. in the year incurred. In addition, in 1996, 1997 and 1998, Diversified earned royalties from Diversified Prescription Delivery L.L.C. (Note 2) totaling $695,054, $4,010,792 and $3,231,968, respectively. Included in accounts receivable are amounts receivable from Diversified Prescription Delivery L.L.C. of $2,903,750 and $5,468,694 as of December 31, 1997 and 1998, respectively.

     At December 31, 1997 and 1998, Diversified has a total of $511,597 noninterest bearing notes receivable from Diversified Prescription Delivery L.L.C. Although these notes are payable on demand, Diversified does not expect to require repayment of them in 1999 and has therefore classified them as long-term assets.

5.  SIGNIFICANT CUSTOMERS:

     Diversified recognized revenues for providing UHC with pharmacy benefit management services of $389,502,444, $75,574,757 and $116,045,072 in 1996, 1997
and 1998, respectively. These revenues totaled approximately 56.3 percent, 33.1 percent and 54.0 percent of total revenues for the years ended December 31, 1996, 1997 and 1998, respectively.

     In 1996, the agreement with UHC was structured on a capitated risk-sharing basis. Adjustments to the amount payable to Diversified for services provided were to be made based upon UHC's actual pharmacy claims experience. The structure of the pharmacy benefit management agreement between Diversified and UHC changed as of January 1, 1997 and contains a cost-based fee arrangement. This agreement provides for UHC to pay all pharmacy claims and pharmacy benefit management costs as incurred.

     Total amounts receivable, from UHC including the provisions disclosed above, were $10,988,971 and $4,970,219 as of December 31, 1997 and 1998,
respectively.

     Corporate charges for services from UHC totaled $4,996,148, $1,366,498 and $998,544 in 1996, 1997 and 1998, respectively. These charges are for services provided by UHC to Diversified.

     Receivables from two customers represented 13.5 percent and 13.2 percent of accounts receivable as of December 31, 1997. Receivables from two customers represented 19.1 percent and 17.3 percent of the accounts receivable as of December 31, 1998.

            DIVERSIFIED PHARMACEUTICAL SERVICES, INC. AND SUBSIDIARY

6.  COMMITMENTS AND CONTINGENCIES:

     Diversified is obligated under various noncancelable operating leases for office facilities and equipment. These operating leases expire at various dates through 2008. Rent expense was $6,121,964, $6,843,070 and $7,671,347 for 1996,
1997 and 1998, respectively. Future minimum rental payments required under noncancelable operating leases with initial or remaining lease terms in excess of one year as of December 31, 1998 are as follows:


1999......................................................  $ 6,311,202
2000......................................................    6,287,416
2001......................................................    6,070,773
2002......................................................    5,118,824
2003......................................................    5,148,122
Thereafter................................................   23,682,366
                                                            -----------
                                                            $52,618,703
                                                            ===========

     Diversified is party to certain disputes that arise in the normal course of business. While the outcome of these matters cannot be predicted with certainty, management presently believes that resulting adjustments, if any, would not have a material effect on the financial position, results of operations or liquidity of Diversified.

7.  RETIREMENT PLANS:

MULTIEMPLOYER PENSION PLAN:

     Diversified employees are eligible to participate in the SmithKline Beecham Pension Plan, a multiemployer pension plan (the Pension Plan). Contributions to the Pension Plan are determined in accordance with actuarial determinations made by SB Corp. Diversified contributed $545,100, $900,000 and $1,152,000 to the Pension Plan in 1996, 1997 and 1998, respectively.

OTHER EMPLOYEE BENEFIT PLANS:

     Diversified participates in the SB Corp 401(k) Savings Plan (the Plan). All employees of Diversified who have worked at least 900 hours in a year and have met certain employment period requirements, as defined by the Plan, are eligible to participate. Participants may contribute up to 15% of their eligible compensation. Diversified matches a percentage of employees' contributions to the Plan. Diversified contributed $2,247,695, $973,197 and $1,285,817 to the Plan in 1996, 1997 and 1998, respectively.

     Effective January 1, 1999, SB Corp redesigned the pension plans and 401(k) savings plans which resulted in the addition of an SB Corp. stock investment option and modification of certain eligibility and vesting terms.

8.  STOCK OPTION PLAN:

     SB plc offers a stock option incentive program for certain employees. The options are granted annually at exercise prices equal to the market value of the stock as of the date of grant. Stock options vest after three years from the date of grant and must be exercised within 10 years from the date of grant. Diversified and SB plc follows the method of accounting for employee stock compensation plans prescribed by APB No. 25, which is permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). In accordance with APB No 25, the Company has not recognized compensation expense for stock options because the exercise price of the options equal the market price of the underlying stock on the date of the grant, which is the measurement date. Certain management personnel of Diversified received SB plc stock options. If Diversified had followed the fair value method for stock option plans in accordance with SFAS No. 123 in 1996, 1997 and 1998, the net loss would have increased by approximately $300,000, $1,000,000 and $2,300,000, respectively, for each of the years then ended.

     The fair value of the options granted are estimated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 1.6.% (1996 -- 2.6%), volatility of 32% (1996 -- 22%), risk free investment rate of 6.5% (1996 -- 7.5%), assumed forfeiture rate of 1% and an expected life of seven years.

9.  INCOME TAXES:

     Income tax benefit consisted of the following:


                                1996            1997            1998
                            ------------    ------------    -------------
Current tax (benefit).....  $         --    $         --    $          --
Deferred tax expense
  (benefit)...............   (21,047,574)    (20,960,217)    (388,824,747)
                            ------------    ------------    -------------
  Benefit for income
     taxes................  $(21,047,574)   $(20,960,217)   $(388,824,747)
                            ============    ============    =============

     The taxable income of Diversified is included in the consolidated federal income tax return of SB Corp. Diversified's income taxes are based on the approximate amount that would have been computed on a separate company basis utilizing the statutory federal and state tax rates on Diversified's earnings.

     In 1996, 1997 and 1998, the difference between the federal statutory income tax rate and the effective rate was primarily due to state income taxes.

     Due to certain elections made by SB Corp at the date of acquisition, to achieve a step-up in the tax basis of Diversified's assets, Diversified would not (on a separate tax return basis) be required to pay federal income taxes for the foreseeable future due to the deductibility of the amortization of goodwill and intangibles relating to SB Corp's acquisition of Diversified. Such amortization would offset Diversified's separate company taxable income. The deferred tax asset and related tax benefit is also reflected in Diversified's financial statements as if Diversified filed on a separate tax return basis.

     Diversified's net deferred tax assets and liabilities as of December 31, 1997 and 1998 relate primarily to goodwill and intangibles.

            DIVERSIFIED PHARMACEUTICAL SERVICES, INC. AND SUBSIDIARY

10.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The carrying amounts reported in the balance sheet for cash, receivables and notes receivable approximate fair value due to the short maturity of these instruments.

     There are no quoted market prices for Diversified's investment in joint venture. Therefore, Diversified believes it is not practical to estimate a fair market value different from the investment in joint venture carrying value.

11.  SUBSEQUENT EVENT:

     On February 9, 1999, SB Corp entered into an agreement to sell all of the outstanding stock of Diversified in exchange for $700,000,000 of cash and the unconditional termination of the SB Corp. receivables owed to Diversified. Completion of the transaction, subject to regulatory review, is expected during the second quarter of 1999. The Company and SB Corp have also agreed that, prior to the closing of the sale, the assets and liabilities related to Diversified's investment in Diversified Prescription Delivery L.L.C. will be transferred to SB Corp.

     As a result of the pending sale, management evaluated the recoverability of the Company's long-lived assets, including goodwill and intangibles pursuant to Statement of Financial Accounting Standards (SFAS) No. 121. In accordance with SFAS No. 121, the Company recorded a provision of approximately $1.1 billion to reduce the carrying value of certain long-lived assets. The tax benefit arising from this charge has been recorded as a deferred tax asset in 1998. Also, as a result of the above pending sale, the realizability of certain tax assets and liabilities may be impacted.

12.  CORPORATE COST ALLOCATION:

     The financial statements of Diversified for the years ended December 31, 1996 and 1997, as previously prepared included direct costs incurred or allocated to Diversified by SB Corp. Additional corporate overhead costs have been included in these financial statements based on the relative percentage of operating income of Diversified to the consolidated operating income of SB Corp (excluding the effects of amortization of goodwill and intangible assets related to SB Corp's acquisition of Diversified) which management believes is a reasonable basis for such cost allocation. The following additional costs have been included in Other selling, general and administrative on the statement of operations.


                                           1996           1997            1998
                                       ------------   ------------   ---------------
Loss before income taxes, as
  previously reported................  $(59,899,125)  $(55,097,892)  $(1,108,486,380)
Adjustments for expenses not
  previously allocated...............    (1,286,000)    (1,149,000)       (2,565,000)
                                       ------------   ------------   ---------------
Loss before income taxes, after
  allocated costs....................  $(61,185,125)  $(56,246,892)  $(1,111,051,380)
                                       ============   ============   ===============